EX.99.1
Press Release

For Immediate Release

WASHINGTON MUTUAL, INC. ANNOUNCES SETTLEMENT
WITH SIGNIFICANT CREDITORS AND EQUITY COMMITTEE

FILES NEW PLAN OF REORGANIZATION

SEATTLE, December 12, 2011 – Washington Mutual, Inc. (Pink Sheets: WAMUQ.PK) (“WMI” or the “Company”) today announced that the Company and certain significant parties in the Company’s chapter 11 proceedings (including the Official Committee of Equity Security Holders (the “Equity Committee”)) have reached a comprehensive settlement of the disputes that the Company and the settling parties believe facilitates the filing of, and confirmation of, the Company’s Plan (as defined below).

In connection with the foregoing, and in accordance with chapter 11 of the United States Bankruptcy Code, the Company and WMI Investment Corp. (together, the “Debtors”) filed the Seventh Amended Joint Plan of Affiliated Debtors (as amended, modified or supplemented from time to time, the “Plan”) and a related disclosure statement for the Plan (as amended, modified or supplemented from time to time, the “Disclosure Statement”).  The Plan and Disclosure Statement were filed earlier today with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

“The comprehensive settlement announced today represents a fair and reasonable recovery for the thousands of equity holders of the Company who have been following this case closely for three years.  The Equity Committee and its advisors are pleased with the result and look forward to and support the swift confirmation of the Plan,” said Michael Willingham, chairman of the Equity Committee appointed in the Company’s chapter 11 proceedings.

As more fully described in the Disclosure Statement, the Plan largely mirrors the Company’s Modified Sixth Amended Joint Plan of Reorganization (the “Modified Sixth Plan”) and is premised upon and incorporates the terms of the Second Amended and Restated Global Settlement Agreement (as amended, modified or supplemented from time to time, the “GSA”) previously entered into by parties including the Company, JPMorgan Chase Bank, N.A., the Federal Deposit Insurance Corporation (both in its individual capacity and as receiver for Washington Mutual Bank, the “FDIC”).  The Bankruptcy Court previously determined that the GSA, and the transactions contemplated therein, are fair, reasonable and in the best interests of the Debtors’ estates.

In addition, under the terms of the comprehensive settlement announced today, which remains subject to approval by the Bankruptcy Court, the parties have agreed to the following:

●	Upon the effective date of the Plan, reorganized WMI’s assets will consist of its equity interests in WMI Investment Corp. and WM Mortgage Reinsurance Company, Inc. (“WMMRC”).

●	The reorganized Company will be funded by a $75 million contribution from certain creditors.

●
In addition, subject to execution of definitive documentation, the parties generally referred to as the “Settlement Noteholders” have committed to provide exit financing in the form of a $125 million senior secured, multi-draw credit facility to fund working capital, general corporate purposes and eligible originations and acquisitions.

●
The majority of the common equity in the reorganized Company will be distributed to the Company’s current preferred and common equity holders in accordance with the Plan and as described in the Disclosure Statement.  The reorganized Company’s board of directors will, initially, be composed of four members selected by the Equity Committee and one member selected by the lenders under the credit agreement.

●
As in the Modified Sixth Plan, the Plan provides for the establishment of a liquidating trust (the “Liquidating Trust”) for the benefit of holders of allowed claims against the Debtors.  The Plan contemplates that the Liquidating Trust will be capitalized with an initial budget of between $50 and $60 million, a significant portion of which will be available to pursue litigation as described in the Plan.  Consistent with the opinion issued by the Bankruptcy Court in relation to the Modified Sixth Plan, the Plan incorporates modifications to resolve certain governance issues related to the Liquidating Trust, including the management and prosecution of certain claims and causes of action transferred to the Liquidating Trust by the Debtors.

WMI issued the following statement:

The proposed settlement agreement represents a positive step toward completing the Chapter 11 process.  WMI has worked closely with all significant creditor groups and the Equity Committee to achieve a plan that will result in the distribution of over $7 billion to the estate’s parties-in-interest upon confirmation and approval by the Bankruptcy Court.  WMI believes that the value of the estate and recoveries for its creditors will be maximized by the implementation of the Plan.
WMI has requested, and the Bankruptcy Court has agreed, to schedule a hearing at 2:00 p.m. (EST) on January 11, 2012 to consider approval of the Disclosure Statement.  Following approval of the Disclosure Statement, WMI will ask the Bankruptcy Court to schedule a hearing in mid-February to confirm the Plan.  The Company hopes to emerge from chapter 11 by the end of February.

Additional details regarding the settlement agreement are available at www.kccllc.net/wamu.

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Joele Frank, Wilkinson Brimmer Katcher
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